Exhibit (a)(5)(A)

NOTICE OF REDEMPTION

To the Holders of

SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

2.125% SERIES B CONVERTIBLE DEBENTURES DUE 2023

CUSIP 806857 AA 6* and 806857 AD 0*

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Debentures (as defined below) and the Indenture dated as of June 9, 2003 (the “Original Indenture”) between Schlumberger N.V. (Schlumberger Limited) (the “Company”) and HSBC Bank USA, National Association (successor to Citibank, N.A.) (“HSBC”), as Trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto dated as of June 9, 2003 (the “First Supplemental Indenture”) (as so amended and supplemented, the “Indenture”), under which the 2.125% Series B Convertible Debentures Due 2023 of the Company (the “Debentures”) were issued, all of the outstanding Debentures will be redeemed on June 9, 2010 (the “Redemption Date”) at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the Redemption Date. Interest on the Debentures that is payable on June 1, 2010 will be paid in the same manner as provided under the Indenture. This notice of redemption is being sent to holders of the Debentures pursuant to Section 3.04 of the Original Indenture, Section 3.3 of the First Supplemental Indenture and paragraph 9 of the Debentures and pursuant to the redemption provisions in paragraph 5 of the Debentures.

The Debentures may be converted at any time before the close of business on June 8, 2010, the business day prior to the Redemption Date. Holders who wish to convert their Debentures must satisfy the requirements set forth in paragraph 10 of the Debentures. The Debentures are convertible into common stock, par value $0.01 per share, of the Company (“Common Stock”) at a rate of 25.0000 shares of Common Stock per $1,000 principal amount of Debentures. Shares of Common Stock deliverable upon conversion will be delivered as soon as practicable after the conversion date to the account of the holder, through the Conversion Agent, or applicable procedures of The Depository Trust Company. The Company will not issue fractional shares of Common Stock but will pay cash in lieu of fractional shares based on the closing sales price of a share of Common Stock on the NYSE on the last trading day prior to the conversion date.

On the Redemption Date, the redemption price will become due and payable upon each Debenture to be redeemed. Unless the Company defaults in making the redemption payment in accordance with the Indenture, interest on the Debentures ceases to accrue on and after the Redemption Date, and the only remaining right of the holders of the Debentures is to receive payment of the redemption price, including accrued and unpaid interest to, but not including, the Redemption Date, upon surrender of the Debentures to the Trustee (acting as paying agent).

Debentures must be surrendered to the Trustee (acting as paying agent) to collect the redemption price. The Trustee is also acting as conversion agent. At the option of the holder, the Debentures may be surrendered for payment or conversion by mail, hand or courier at the offices of the Trustee as indicated below:

By Regular, Registered or Certified Mail: By Overnight Courier or by Hand:	By Hand:	By Courier:
HSBC Bank USA, National Association	(718) 488-4488	(800) 662-9844
Corporate Trust & Loan Agency	Attn: Corporate Trust Operations
2 Hanson Place, 14th Floor
Brooklyn, NY 10217-1409
Attn: Corporate Trust Operations

Holders can inquire about redemption of the Debentures by calling HSBC Corporate Trust Operations at 800-662-9844.

Dated: April 26, 2010	HSBC BANK USA, NATIONAL ASSOCIATION, as TRUSTEE on behalf of Schlumberger N.V. (Schlumberger Limited)

NOTICE:

The paying agent will withhold under the United States backup withholding rules 28% of any payment that is made upon redemption of a Debenture unless the holder delivers a properly completed IRS Form W-9 or the holder otherwise establishes an exemption from such backup withholding.

*	No representation is made as to the correctness of such numbers either as printed on the Debentures or as contained in this notice of redemption, and reliance may be placed only on the other identification printed on the Debentures.